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                                   FORM OF THE
                           REGISTERED DEALER AGREEMENT

This Registered Dealer Agreement ("Agreement") entered into as of this ___ day of ________ 20___, by and between Resrv Partners, Inc., a New York corporation, with its principal office at 1250 Broadway, New York, New York, 10001-3701("RESRV"), and _____________, a ___________ corporation with its principal place office at ____________________________ and its successors (the "Dealer").

         WHEREAS, RESRV, a registered securities dealer and a member in good standing with the National Association of Securities Dealers, Inc., is the Principal Underwriter for the shares (the "Shares") of The Reserve Funds (the "Funds"), which are registered under the Investment Company Act of 1940, as amended ("1940 Act"), as open-end investment companies.

         WHEREAS, the Funds are a fund complex of no-load, open-end mutual funds registered under the 1940 Act, the Shares of which are offered for sale under the terms specified in the Funds' Prospectuses and Statements of Additional Information in effect and, as amended, from time to time (the "Prospectuses").

         WHEREAS, RESRV, on behalf of the Funds, desires to retain Dealer to distribute the Funds and Dealer is willing to render such services.

         NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the terms of mutual agreement ("Agreement") between RESRV and the Dealer as well as Successor firms concerning the sale of Shares are as follows:

1. APPOINTMENT: the Dealer is hereby appointed by RESRV as a non-exclusive distributor for the sale of the Shares in those states and jurisdictions of the United States in which the Dealer and the Shares of the Fund are qualified for sale. RESRV will notify Dealer in writing as to the states in which the shares of the Fund have qualified for sale under, or are exempt from the requirements of the respective securities laws of such states.

2. ESTABLISHMENT OF ACCOUNTS AND SALE OF SHARES OF FUNDS: The Dealer agrees to use its best efforts to solicit qualified investors for orders to purchase Shares. Dealer shall be solely responsible for determining suitability, verifying account registration information and maintaining any necessary documentation required in connection with the accounts of qualified investors. Dealer certifies that the holders of each account for which they give instructions regarding any transfer of Shares therein or registration thereof have authorized Dealer to do so, and that Dealer will bear responsibility to and for the holders of each account in lieu of furnishing RESRV with such specific evidence of Dealer's authority or with specific information in connection with each such qualified investor. Dealer also acknowledges that it will be required to furnish copies of such authorization and or copies of required account documentation if requested by RESRV. Any liability or costs resulting from Dealer's failure to obtain or provide the necessary account documentation will be borne by Dealer. The Dealer shall place orders for sale of Shares only at the public offering price of the Shares and under terms as specified in the Prospectus. Dealer agrees to distribute, or cause to be distributed, a Fund Prospectuses to prospective investors, as well as The Reserve Funds' Privacy Policy. In addition, Dealer agrees to distribute any communications required under the applicable securities regulations as directed by the Fund group and or RESRV.


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The Dealer agrees not to make any representations about such Shares not included in said Prospectus or in any authorized supplemental materials supplied or authorized by RESRV. Dealer agrees that it will comply in a timely fashion with all operational requests made by RESRV on behalf of the Funds, including but not limited to, routine shareholder record maintenance, implementation of small balance fees, etceteras. Dealer represents that the Shares will be offered and sold in accordance with the terms and conditions of this Agreement, the Prospectus, and all applicable laws, rules and regulations.

Dealer further agrees to hold RESRV harmless and to indemnify RESRV in the event that the Dealer, or any of its representatives, employees or agents should violate any law, rule or regulation, or provisions of this Agreement, which violation may result in any loss or liability (including costs of investigation and reasonable attorney fees) to RESRV or the Fund or any of its portfolios. If RESRV determines to refund any amounts paid by an investor by reason of such violation by the Dealer, the Dealer shall promptly return on demand any commissions previously paid or discounts allowed by RESRV with respect to the transaction for which the refund is made. RESRV retains the right to withhold future commissions in satisfaction of such obligations. RESRV agrees to indemnify and hold harmless Dealer and Dealer's affiliates, officers, directors and employees from and against any and all losses, liabilities, claims and costs (including reasonable attorneys fees) resulting from RESRV's failure to fulfill its obligations hereunder or from any alleged inaccuracy, omission or misrepresentation contained in any Prospectus or any printed information issued by RESRV as information supplemental to such Prospectuses, or any advertising or sales materials prepared by RESRV. All expenses, which the Dealer incurs in connection with activities under this Agreement, shall be borne by the Dealer.

3. DEALER RELATIONSHIP: The Dealer shall act in a dealer capacity with respect to investors and the Dealer shall not have any authority to act as agent of the Fund, RESRV, or any affiliate of RESRV (including, but not limited to, Reserve Management Company, Inc. ("RMCI") and any mutual fund managed by RMCI (such affiliates being "RESRV Affiliates"). The Dealer and its employees are not authorized to make any representation concerning the Fund, RESRV, or RESRV Affiliates except those contained in the Prospectus.

Dealer may include the name of any Fund in any printed list of funds, which it makes available. All other materials must be approved in advance by RESRV. Dealer shall provide RESRV seven (7) business day advance review of all such materials, including but not limited to marketing brochures, applications, etc., relating to this product and/or mentioning RESRV. All such materials must be approved in writing by RESRV PRIOR to use. Five (5) copies of all final materials shall be sent to Eric S. Lansky, Director of Marketing, The Reserve Funds, 1250 Broadway, New York, NY 10001-3701 within three (3) days prior to use.

Neither party, or its affiliates, shall use other's name, logo or any abbreviation or adaptation thereof for printed, electronic or published advertising, trade or commercial purposes without the express written consent of the other, PROVIDED, consent is not unreasonably withheld.

4. DEALER PAYMENTS: During the term of this Agreement, the Dealer shall receive from RESRV payment with respect to those accounts accepted by RESRV in which the executed account application form on file with the Fund is marked to show that it was provided to the investor by the Dealer or those accounts designated to show that it was provided to the investor by the Dealer (each


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such marked account being a "Dealer Account"). Dealer will be paid in accordance with Schedule A (attached and incorporated herein).

Any assistance payments and/or administrative service fees for distribution pursuant to a distribution plan ("Plan") adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended, due to the Dealer hereunder shall be paid at the end of the month. RESRV, or an affiliated entity on behalf of RESRV, will pay Dealer a monthly fee as set forth in the Plan and current Fund prospectus based on the net asset value of Fund shares, which are held in accounts which are designated as a Dealer Account. Payment shall be made by within 30 days after the close of each month for which such fee(s) is payable. No such monthly payment will be paid if the average net asset value of all Dealer Accounts upon which the fee is based is less than $25,000.

Dealer understands and agrees that Resrv is under no obligation and has no liability to make assistance payments to Dealer until Resrv has received such assistance payments from the Funds.

5.       PURCHASE ORDERS:

a. Money Market Funds: Payments for purchases of Shares made by telephone or wire order by the Dealer shall be made to the order of the particular Fund to be purchased and shall be received by RESRV or the Fund on the same day. Further, all necessary applications and other documents required by RESRV or the Fund to establish an account or to settle a redemption order must be received on the same day as RESRV 's or the Fund's acceptance of Dealer order or by the end of the same business day following the receipt of a customer's payment for such shares.

b. Equity Funds: Payments for purchases of Shares made by telephone or wire order by the Dealer shall be made to the order of the particular Fund to be purchased and shall be received by RESRV or the Fund within three business days after RESRV 's or the Fund's acceptance of Dealer order or by the end of one business day following the receipt of a customer's payment for such shares, whichever is the latest date. Further, all necessary applications and other documents required by RESRV or the Fund to establish an account or to settle a redemption order must be received within three (3) business days after RESRV 's or the Fund's acceptance of Dealer order or by the end of one business day following the receipt of a customer's payment for such shares, whichever is the latest date.

If such payments or other settlement documents are not timely received by RESRV or the Fund, we understand that RESRV or the Fund reserves the right, without notice, to cancel the purchase or redemption order, or, at their option in the case of a purchase order, to sell the Shares ordered by Dealer back to the Fund, and in either case Dealer shall promptly reimburse RESRV or the Fund for any loss to RESRV or the Fund, including without limitation loss of RESRV's or the Fund's profit suffered as a result of Dealer 's failure to make the aforesaid timely payment or settlement. If sales of any Fund's Shares are contingent upon the Fund's receipt of Federal Funds in payment therefore, Dealer will forward promptly to RESRV or the Fund any purchase orders and/or payments received by Dealer for Shares from our customers.

Dealer agrees to reimburse the Funds and/or RESRV for any losses and costs incurred based on Dealer's instructions relating to the purchase in an qualified accounts including, but not limited to, cancel purchases instructions, "as of" purchases, and the like.


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6.       REDEMPTION ORDERS: Dealer may place redemption orders with RESRV or the
Fund for Shares owned by Dealer's customers, but only in accordance with the terms of the applicable Fund Prospectus. Dealer understands and agrees that by placing a redemption order with the Fund or RESRV by wire or telephone, Dealer represents that a request for the redemption of the Shares covered by the redemption order has been delivered to the Dealer by the registered owner(s) of such Shares, and that such request has been executed in the manner and with the signature(s) of such registered owners guaranteed as required by the then current Prospectus of the applicable Fund. Such redemption orders shall be subject to the following additional conditions:

(a) Dealer shall furnish RESRV or the Fund with exact registration and account number for the Shares to be redeemed at the time Dealer places a redemption order by wire or telephone and shall tender to RESRV or the Fund, if requested, within five (5) business days placing such a redemption order: (i) a stock power or letter, duly signed by the registered owner(s) of the Shares which are the subject of the order, duly guaranteed, (ii) any Share certificates required for such redemption, or (iii) any additional documents which may be required by the applicable fund or its transfer agent, in accordance with the terms of the then current Prospectus of the applicable Fund and the policies of the transfer agent. In the alternative, Dealer shall provide a letter of indemnity in a form approved by the Fund and RESRV stating that all necessary authorizations have been received from the registered owner(s) of the Shares.

(b) The redemption price will be the next net asset value per share of the Shares computed after the receipt by RESRV or the Fund, prior to the close of the New York Stock Exchange ("NYSE"), of an order placed by Dealer to redeem such Shares, except that orders placed by Dealer after the close of the NYSE on a business day will be based on the Fund's net asset value per share determined that day, but only if such orders were received by Dealer from the customer prior to the close of business of the NYSE that day and if Dealer places an redemption order with RESRV or the Fund prior to RESRV's or the Fund's normal close of business that day.

(c) In connection with a redemption order placed, if Dealer fails to make delivery of all required documents in a timely manner, RESRV or the Fund has the right to cancel Dealer's redemption order. If any cancellation of a redemption order or if any error in the timing of the acceptance of a redemption order placed by Dealer shall result in a loss to RESRV or the Fund, Dealer shall promptly reimburse RESRV or the Fund for such loss.

7. REPRESENTATIONS: The Dealer represents and warrants that it is a registered securities dealer and is a member in good standing with the National Association of Securities Dealers, Inc. ("NASD") or, in the alternative, it is a foreign dealer not eligible for membership in the NASD, and is fully licensed and legally empowered to act as a securities broker-dealer under the laws of each jurisdiction in which it conducts business or in the alternative, it is an investment adviser, bank, trust company and other qualified entity governed by applicable laws and regulations. Dealer agrees to abide by the rules and regulations of the Securities and Exchange Commission and the NASD, where applicable, relating to the performance of its obligations hereunder, including, without limitation, Rule 2830 of the NASD Rules of Fair Practice, and all other applicable laws and regulations, all of which are incorporated herein by reference.

8. TERM, TERMINATION: This Agreement shall be effective as of the date it is executed and dated by Dealer below. This Agreement may be terminated by either party upon fifteen (15) business days' written notice to the other PROVIDED, however, that either party may terminate this Agreement effective within the shorter time frame contained within such notice of termination in


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the event of: (i) a breach of this Agreement by the non-terminating party; (ii)
an opinion of counsel that the continuation of the Agreement would be in contravention of any relevant stature or regulation; (iii) a serious impairment of the non-terminating party's financial condition; (iv) a direction to terminate by a regulatory agency; or, (v) the parties mutually agree in writing to a shorter period. This Agreement will be automatically terminated upon Dealer expulsion or suspension from the NASD for the violation of any law, rule or regulation relating to the performance of Dealer's obligations hereunder will terminate this Agreement effective immediately upon our written notice of termination to the Dealer. Further, this Agreement will terminate automatically in the event of its assignment or upon the termination of the Distribution Agreement between the Funds and RESRV.

9. AMENDMENT: Any amendment to this Agreement will only be valid if in writing and signed by the parties to be bound by such amendment(s). If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

10. ARBITRATION: Dealer and RESRV agree that all disputes between the parties of whatever subject matter, whether existing on the date thereof or arising hereafter, shall be submitted to arbitration in accordance with the code of Arbitration Procedure of the NASD or the New York Stock Exchange, or similar rules or code, in effect at the time of the submission of any such dispute.

11. NOTICES: Except as otherwise provided in this Agreement, all notices required under this Agreement shall be delivered in person, in writing by United States certified mail, commercial overnight delivery service or facsimile transmission with machine confirmation and original sent via regular mail and shall be sent to RESRV at The Reserve Funds, Attn: Office of Director of Sales, 1250 Broadway, 32nd Floor, New York, NY 10001-3701; similarly, notice shall be given to the Dealer at _______________________________________, Attn:
_______________________, unless a party specifies by written notice to the other party that a different address should be used. Notices will be deemed delivered when delivered in person; or if mailed by certified mail, on the third business day after the date of deposit in the United States mail, and upon receipt, if by commercial overnight delivery service. Facsimile transmission will be deemed received the same day as sent.

12. GOVERNING LAW: This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of New York.

13. MISCELLANEOUS. This Agreement supersedes all proposals, prior communications, advertising, representations, warranties and promises, whether oral or written, relating to the subject matter of this Agreement. This Agreement with attached Schedules constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered. Further, each party agrees to abide by all applicable federal and state laws and regulations in connection with the performance of its obligations under this Agreement.

The division of this Agreement into sections, clauses, paragraphs or subdivision and the insertion of headings are for convenience only and shall not affect the construction on interpretation. This Agreement shall not be modified except by a writing duly executed on behalf of the party against whom such modification is sought to be enforced. The failure of any party to require


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performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. Should any provisions of this Agreement be found unenforceable, the remainder shall still be in effect.

14. CONFIDENTIALITY OF INFORMATION. Both parties, at all times, shall hold in confidence, and shall at no time advise, use or disclose to any person, organization or agency, except those having a specific need to know in performance of work connected to this contract, any proprietary or confidential information of the parties or of the customers of the Dealer. All customer names and customer information is to be kept in strict confidence and no sharing of such information shall occur without written consent of the customer and of the Dealer. Parties agree and acknowledge that the Dealer is subject to strict legal requirements regarding the confidentiality of customers and RESRV agrees to cooperate to protect such information.

In case of any request or demands for the inspection of records by a regulatory body, RESRV will endeavor to notify Dealer and to secure instructions from an authorized officer of Dealer as to such request. RESRV reserves the right, however, to exhibit the requested records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the records to such person.


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Both parties agree that the Agreement may be executed in counterparts

IN WITNESS WHEREOF, each Party represents and warrants that the person signing this Agreement on its behalf is an officer authorized to execute this Agreement on behalf of such Party and the Parties have caused this Agreement to be executed as of the date first above written by their respective officers hereunto duly authorized.

                                     RESRV PARTNERS, INC.

                                     By:                  ______________________


                                     Name & Title (print):______________________


                                     Date:                ______________________


____________________________________ ("Dealer")

By:      __________________________________
                (Authorized Signature)

Name:    __________________________________

Title:   __________________________________

Address: __________________________________

Phone:   __________________________________

NASD B/D No: ______________________________

Date:    __________________________________




                                        --------------------------------------
                                        FOR INTERNAL USE ONLY BY SALES DEPT:

                                        CRD Review :
                                        Completed by: _________ (initials)


                                        On:____________________ (date)

                                        Notes:___________________________
                                        _________________________________

                                        Dealer Code:_____________________

                                        --------------------------------------


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                                   SCHEDULE A
                          Effective February ___, 2002

I.  MONEY-MARKET FUNDS

A. FOR SINGLE STATE TAX-EXEMPT FUNDS, MUNICIPAL MONEY-MARKET FUNDS, CLASS R OF THE PRIMARY, U.S. GOVERNMENT, U.S. TREASURY, AND INTERSTATE TAX-EXEMPT FUNDS:

Assistance payments to a selected dealer with an automated interface will be at an annual rate determined and paid monthly at a rate not less than 0.40% of the average daily net asset value of each Fund's Qualified Accounts, or in accordance with any subsequent Notice which may be provided by RESRV, pursuant to the Dealer Agreement.

For a Dealer who, in the opinion of RESRV, is making a "good faith" effort toward economical centralized purchases and sales to facilitate expedited processing, such as an "automatic sweep," such assistance payments may be at an annual rate so determined and paid not less than 0.40% of such net asset value regardless of the schedules above in the discretion of RESRV but for a period not to exceed 90 days. An "automatic sweep" requires the dealer's computer to effect the daily movement of purchases, redemptions, and account maintenance transactions directly to the Fund's computer to the satisfaction of the management of the Fund which, in turn, will return acknowledgments and account balances.

For all other Dealers, such assistance payments will be at an annual rate determined and paid monthly as follows: average daily net asset of less than $2 million, 0.10%; $2 million but less than $5 million, 0.15%; $5 million but less than $10 million, 0.20% and $10 million or more, 0.30%.

B. CLASS 75 OF THE PRIMARY, U.S. GOVERNMENT, U.S. TREASURY AND INTERSTATE TAX-EXEMPT FUNDS.

Assistance payments to a selected Dealer will be at an annual rate determined and paid monthly at a rate not to exceed 0.40% of the average daily net asset value of Class 75 Qualified Accounts.

C. INSTITUTIONAL CLASSES OF THE PRIMARY, U.S. GOVERNMENT, U.S. TREASURY AND INTERSTATE TAX-EXEMPT FUNDS:

Assistance payments to a selected Dealer will be at an annual rate determined and paid monthly at a rate not to exceed 0.10%, 0.15%, 0.20%, and 0.30%of the average daily net asset value of the Class 25, Class 35, Class 45 and Treasurer's Trust Qualified Accounts, respectively.

II.  EQUITY FUNDS - CLASS R

A Dealer, who is responsible for the sale of shares shall be compensated in accordance with the Funds' Plan of Distribution at 0.25% of the average daily net asset value of the Class R Qualified Accounts.



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